Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                                      TEL: (617) 995-2500  FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (617) 995-2500 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Reports First Quarter Fiscal Year 2008 Financial Results

— Company Provides Business Update —

CAMBRIDGE, MA, November 1, 2007 — ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three-month period ended September 30, 2007.

“There are now six targeted anticancer compounds in human clinical trials — generating data — through our own programs and those of our collaborators,” commented Mitchel Sayare, Chairman and CEO. “Next month alone we expect findings with four compounds to be reported at major medical meetings. We anticipate that clinical data will be reported in the next twelve months for most, if not all, of the compounds already in the clinic, and the body of data supportive of our technology will continue to escalate. Additionally, we expect another one to three TAP compounds to advance into human trials by the end of our fiscal year in June 2008.”

For the three-month period ended September 30, 2007, ImmunoGen reported a net loss of $1.0 million, or $0.02 per basic and diluted share, compared to a net loss of $6.3 million, or $0.15 per basic and diluted share, for the same period last year.

Revenues for the three-month period ended September 30, 2007 were $11.4 million, compared to $7.8 million for the same quarter last year. The first quarter fiscal 2008 revenues include $4.5 million of research and development support fees, compared to $5.5 million for the same period last year. Research and development support fees primarily represent funding earned pursuant to ImmunoGen’s discovery, development, and commercialization collaboration with sanofi-aventis and, to a lesser extent, funding earned under the Company’s development and license agreements with other of its collaborative partners. The fifth and final contract year with sanofi-aventis began in September 2007. Sanofi-aventis is required to provide $10.4 million in research support fees for the fifth contract year, compared to $18.6 million earned during the fourth contract year. The first quarter fiscal 2008 revenues also include $4.2 million of license and milestone fees, compared to $1.4 million for the same quarter last year. Included in license and milestone fees for the fiscal 2008 first quarter was a $3.0 million milestone related to the initiation of Phase II clinical testing of trastuzumab-DM1 (T-DM1) by Genentech. ImmunoGen received $5.0 million from Genentech with that achievement, and the remaining $2.0 million has been deferred as it is contingent upon an event that we expect to occur during the second quarter of fiscal 2008. The first quarter fiscal 2008 revenues also include $2.8 million of clinical material reimbursement, compared to $0.9 million for the same quarter last year. ImmunoGen manufactures clinical materials on behalf of its collaborators and earns clinical material reimbursement revenue with the supply of these materials to the collaborators. The higher clinical material reimbursement revenue for the first quarter fiscal 2008 compared with the same period in the prior year was primarily due to timing of batch acceptance by our collaborators, as well as to the shipment of substantial quantities of one of our cytotoxic agents to a partner.

Operating expenses for the three-month period ended September 30, 2007 were $13.3 million, compared to $14.9 million in the same period last year. First quarter fiscal 2008 operating expenses include research and development expenses of $9.1 million, compared to $11.4 million for the same quarter last year. The change in research and development expenses for the quarter ended September 30, 2007 versus the prior-year period was driven primarily by a decrease in antibody costs incurred during the current period, and also was due to a decrease in development costs related to the potential production of later-stage materials incurred at contract manufacturing organizations and to increased overhead absorption related to clinical material manufacturing. We anticipate greater antibody and DM1/DM4 development costs over the balance of the fiscal year. The cost of clinical materials reimbursed was $1.7 million in the quarter ended September 30, 2007, compared to $0.7 million for the same quarter last year. A significant portion of the DM1/DM4 sold during the current quarter previously had been categorized as excess inventory and written down to zero value. First quarter fiscal 2008 operating expenses also include general and administrative expenses of $2.4 million, compared to $2.8 million for the same quarter last year. Patent expense decreased approximately $0.4 million during the current fiscal quarter compared to the same period last year due to a decrease in patent prosecution costs.

Other income, consisting primarily of interest income, was $0.8 million in the first quarters of both fiscal 2008 and fiscal 2007.

ImmunoGen had approximately $53.6 million in cash and marketable securities as of September 30, 2007, compared with $59.7 million as of June 30, 2007, and had no debt outstanding in either period. During the first quarter fiscal 2008, cash used in operations was $5.8 million, compared to $4.6 million during the same period last year. Capital expenditures were $0.5 million for the first quarters of both fiscal 2008 and fiscal 2007.

Update on Clinical-Stage Compounds

HuC242-DM4

This TAP compound comprises ImmunoGen’s CanAg-binding antibody, huC242, and its DM4 cell-killing agent. The compound is wholly owned by ImmunoGen. The Company believes the fastest development pathway for this compound is for the treatment of gastric cancer, and began a Phase II trial in July 2007 to assess huC242-DM4 for the treatment of CanAg-expressing gastric cancer that has failed to respond to front-line therapy.

•  ImmunoGen expects to report data from this Phase II study in 2008.

•  Updated clinical findings from the ongoing Phase I study were reported at the AACR-NCI-EORTC “Molecular Targets and Cancer Therapeutics” International Conference in October 2007. The maximum tolerated dose (MTD) has been established in this study, and enrollment is now limited to patients with cancer that strongly and consistently expresses CanAg. Previously, patients with any level of CanAg expression were eligible for enrollment.

Trastuzumab-DM1 (T-DM1)

T-DM1 is a TAP compound under development by Genentech that comprises Genentech’s HER2-specific antibody, trastuzumab, and ImmunoGen’s DM1 cell-killing agent. In July 2007, Genentech initiated a Phase II study of T-DM1 for patients with HER2-overexpressing metastatic breast cancer that has progressed during prior treatment with a HER2-directed therapy.

•  Updated Phase I clinical findings were reported at the European Cancer Conference (ECCO) meeting in September 2007. In the study reported, T-DM1 was administered once every three weeks to patients with HER2-overexpressing metastatic breast cancer that had progressed on treatment with Herceptin® (trastuzumab) plus chemotherapy. Previously, nine patients had received T-DM1 at its MTD, and three of these patients had an objective response. The study investigators reported at the ECCO meeting that of the fifteen patients treated with T-DM1 at its MTD, five had an objective response.

•  Additional Phase I findings are scheduled for presentation at the San Antonio Breast Cancer symposium in December 2007.

HuN901-DM1

The TAP compound comprises ImmunoGen’s CD56-binding antibody, huN901-DM1, and its DM1 cell-killing agent. HuN901-DM1 is wholly owned by ImmunoGen. ImmunoGen believes the fastest development pathway for this compound is for the treatment of CD56-expressing multiple myeloma.

•  Updated findings from the Company’s Study 003 will be reported at the American Society of Hematology (ASH) annual meeting in December 2007. This Phase I trial assesses the compound in patients with CD56-expressing multiple myeloma that has failed treatment with prior therapies.

•  Patient recruitment is ongoing in Study 003 and also open in Study 001, which assesses the compound in patients with relapsed small-cell lung cancer. The Company expects patient recruitment in its other solid tumor trial, Study 002, to reopen in the next few weeks.

AVE9633

This TAP compound comprises an ImmunoGen CD33-binding antibody and its DM4 cell-killing agent. ImmunoGen licensed AVE9633 to sanofi-aventis as part of a broader collaboration between the companies.

•  Findings from a Phase I trial evaluating AVE9633 in patients with acute myeloid leukemia (AML) will be reported at the ASH annual meeting next month. This trial evaluates the compound when administered on Days 1 and 8 in a 4-week cycle.

•  A second Phase I study is underway that evaluates the compound in patients with AML when administered on Days 1, 4, and 7 in a 4-week cycle.

AVE1642

This compound is a naked (non-conjugated) antibody that binds to and blocks IGF-1R. It initially was developed by ImmunoGen and was licensed to sanofi-aventis, which is evaluating the compound for the treatment of solid and liquid tumors.

•  Findings from a Phase I trial evaluating AVE1642 in patients with multiple myeloma will be reported at the ASH annual meeting next month.

SAR3419

This TAP compound comprises an ImmunoGen CD19-binding antibody and its DM4 cell-killing agent. SAR3419 is in development for the treatment of non-Hodgkin’s lymphoma and other B-cell malignancies. It, too, initially was developed by ImmunoGen and licensed to sanofi-aventis as part of a broader collaboration between the companies. SAR3419 preclinical findings previously were reported at the AACR annual meeting in April 2006.

•  SAR3419 began Phase I evaluation in October 2007, and ImmunoGen earned a $1 million milestone with that event.

•  Additional preclinical findings with SAR3419 will be reported at the ASH annual meeting next month.

Webcast Information

A conference call is scheduled for today, November 1, 2007, at 4:30 pm ET. The call will include management’s discussion of financial results and provide an update on ImmunoGen. The live call can be accessed by dialing 913-981-4900 or heard through the Investor Relations section on ImmunoGen’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available on this website through November 8, 2007.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing — huN901-DM1 and huC242-DM4. Three TAP compounds are in clinical testing through ImmunoGen’s collaborations with other companies — AVE9633 and SAR3419, in development by sanofi-aventis, and T-DM1, in development by Genentech. Additionally, the naked antibody compound, AVE1642, is in development through the Company’s collaboration with sanofi-aventis. Multiple compounds are in research/preclinical development through the ImmunoGen’s collaborations and internal programs.

This press release includes forward-looking statements based on management’s current expectations. The statements include, but are not limited to, the statements that ImmunoGen expects clinical data with most, if not all, of the six compounds now in clinical testing to be reported in the next twelve months; anticipates that findings with four compounds will be reported at major medical conferences next month; anticipates that another one to three TAP compounds will advance into the clinic by the end of the Company’s fiscal year in June 2008; expects to report data from the huC242-DM4 Phase II study in gastric cancer patients in 2008; believes the fastest development pathways for its huC242-DM4 and huN901-DM1 compounds are for the treatment of CanAg-expressing gastric cancer and CD56-expressing multiple myeloma, respectively; and expects patient recruitment in its Study 002 huN901-DM1 clinical trial to reopen in the next few weeks. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of ImmunoGen’s research and clinical development processes; the outcome of ImmunoGen’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; ImmunoGen’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and other reports filed with the Securities and Exchange Commission.

Herceptin® is a registered trademark of Genentech.

—financials follow—

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2007	June 30, 2007

ASSETS

Cash and marketable securities	$53,603	$59,700
Other assets	25,555	20,721

Total assets	$79,158	$80,421

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$12,726	$14,288
Long-term portion of deferred revenue and other long-term liabilities	8,371	7,732
Shareholders’ equity	58,061	58,401

Total liabilities and shareholders’ equity	$79,158	$80,421

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,
	2007	2006

Revenues:
Research and development support	$4,473	$5,507
License and milestone fees	4,188	1,406
Clinical materials reimbursement	2,764	857

Total revenues	11,425	7,770

Expenses:
Cost of clinical materials reimbursed	1,729	646
Research and development	9,105	11,416
General and administrative	2,424	2,797

Total operating expenses	13,258	14,859

Loss from operations	(1,833)	(7,089)

Other income, net	813	846

Loss before taxes	(1,020)	(6,243)

Income tax expense	12	10

Net loss	$(1,032)	$(6,253)

Net loss per common share, basic and diluted	$(0.02)	$(0.15)

Average common shares outstanding, basic and diluted	42,416	41,482